INVESTMENT CODE OF ETHICS

EquiTrust Mutual Funds

EquiTrust Investment Management Services, Inc.

EquiTrust Marketing Services, LLC

As amended and restated

November 15, 2007

Statement of General Policy

The basic principle which should govern all Persons (as defined in Section 1.i. below) is that their functions and those of the above companies should be carried on with loyalty to the interest of the companies and their shareholders and clients of such companies. An investment company must be operated exclusively for the benefit of its shareholders.

In adhering to the foregoing basic principle of loyalty, a Person must not profit, directly or indirectly, from his or her position or capacity in any such company to the detriment or at the expense of shareholders or clients. No Person shall take for personal benefit any corporate opportunity for profit which that Person learns about because of his or her position.

EquiTrust Investment Management Services, Inc. (the “Adviser”) recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and act solely in the best interests of its clients. Accordingly, each director and officer (or other person occupying a similar status or performing similar functions), and employee of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control (each, a “Supervised Person”) is required to comply with all applicable federal securities laws.

The Adviser will provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person will provide a written acknowledgement of his/her receipt and review of the Code of Ethics and any amendments to the designee of the Ethics Committee.

1.	Definition of Terms Used

As used herein, unless the context otherwise requires,

a.	Advisory Person - of any Fund or the Adviser means

(1)	any director, manager, trustee, officer or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of securities by a Client or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

(2)	any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

b.	Beneficial Ownership - includes any Covered Security held in the name of a spouse, minor child or relative or relative of a spouse sharing the same household, and any Security in which, by reason of any contract, understanding, relationship, agreement or other arrangement a Person obtains present or future benefits substantially equivalent to an ownership interest in a security.

c.	Client - means any investment company (“Fund”), any other company or investment client for which the Adviser acts as investment adviser.

d.	Control - has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 (“1940 Act”).

e.	Covered Security - includes without limitation shares of any Fund, any and all stocks, bonds, notes, bills, debentures, and any interest commonly known as a security including any interests which might be selected for, or be included in, a Client’s portfolio including puts, calls and other options or rights in such securities and securities based futures contracts, but does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of unaffiliated registered open-end investment companies.

f.	Ethics Committee - shall consist of members appointed by the Adviser’s Board of Directors.

g.	Investment Department Personnel - means Fund and other Client portfolio managers entrusted with the direct responsibility and authority to make investment decisions affecting the Funds and/or other Clients and securities analysts, trading personnel, and members of the Adviser’s investment committee.

h.	Independent Director - means any director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

i.	Person - means

(1)	with respect to any Fund or the Adviser, any officer, director, trustee or Advisory Person of the Fund or the Adviser; and

(2)	with respect to EquiTrust Marketing Services, LLC (“Marketing Services”), any officer, director, employee or agent of Marketing Services who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for any Client or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation regarding the purchase or sale of securities for a Client.

j.	Personal Benefit - includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client or any other company that adopts this Code of Ethics, as appropriate.

k.	Portfolio Manager - means Investment Department Personnel who are identified as Portfolio Managers in the Adviser’s current Authorities and Titles Memorandum.

l.	Restricted List - means any security currently held by a Client, any security under consideration for purchase or sale and any security on the open order list.

2.	Disclosure of Information

a.	No Person shall discuss with or otherwise inform others of any actual or contemplated Covered Security transaction by a Client or the Adviser except in the performance of that Person’s duties of employment or in an official capacity and then only for the benefit of the Clients or the Adviser, as appropriate, and in no event for personal benefit.

b.	No Person shall release information to dealers or brokers or otherwise (except to those concerned with the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes and with respect to any Fund, provided that such release of information is permitted under the Funds’ and Adviser’s Dissemination of Portfolio Information Policies and Procedures, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in connection with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the articles of incorporation, by-laws, or similar documents governing the operation of the Client’s accounts.

3.	Preferential Treatment, Gifts and Entertainment

Each Supervised Person, Person and the members of his/her immediate family should avoid the receipt of payments, gifts, entertainment or other favors which go beyond common courtesies usually associated with accepted business practice, and thereby place him/her under some obligation to a third party dealing or desiring to deal with the Adviser, Marketing Services or any Fund (collectively, the “Companies”).

Any form of a gift or invitation that obligates a Person to act in a particular manner with regard to Companies’ business is a bribe and is not allowed, regardless of its value. Supervised Persons and Persons should never accept cash or gift certificates from anyone doing business with Companies or contemplating doing business with Companies.

Gifts to a Supervised Person or Person may be accepted when permitted under applicable law if they are (1) non-cash gifts of nominal value (less than or equal to $100.00) which are not received on a regular or frequent basis; (2) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event; or (3) gifts from family or friends with whom the Supervised Person or Person has a non-business relationship. Supervised Persons or Persons who are registered representatives are subject to FINRA rules regarding gratuities which may be more stringent than this Section 3 and which should be consulted before a Supervised Person or Person accepts a gratuity while acting in his or her capacity as a registered representative.

No gift, regardless of value, shall be accepted if the acceptance could appear to interfere with the independence or judgment of the Supervised Person or Person in performing his or her duties for Companies, or if the public disclosure of the acceptance of the gift could cause embarrassment to or otherwise damage the reputation of Companies.

Supervised Persons or Persons who are unsure whether a particular gift or invitation may be accepted should contact their supervisor or a member of the Ethics Committee before accepting the gift or invitation.

4.	Conflicts of Interest

If any Person is aware of personal interests that are, or might be, in conflict with those of a Client, that Person should disclose the situation or transaction and the nature of the conflict to the Ethics Committee for appropriate consideration.

Any Portfolio Manager who specifically recommends to a Client the purchase or sale of a Covered Security must disclose any Beneficial Ownership in the Covered Security and whether he or she has or expects to purchase, sell, or otherwise acquire or dispose of the Covered Security within a reasonable period of time.

5.	Service as a Director

Investment Department Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions regarding such companies.

6.	Inside Information

Securities laws and regulations prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.

Inside information obtained by any Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or inside information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding inside information should be promptly directed to the Ethics Committee.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

7.	Personal Security Transactions

It is in the best interest of the Adviser and its Clients that no Person knowingly takes advantage of a corporate opportunity for Personal Benefit or takes action inconsistent with such Person’s obligations to the Clients. To that end, therefore:

a.	All Persons:

No Person, other than an Independent Director, shall purchase, sell, or otherwise acquire or dispose of, directly or indirectly, for Personal Benefit, any Covered Security while that security is on the Restricted List, except as provided elsewhere in this code. See 8.a. Preclearance.

b.	Investment Department Personnel: In addition to a. above, Investment Department Personnel are subject to these rules:

(1)	No Investment Department Personnel shall purchase or otherwise acquire, directly or indirectly, Covered Securities in an initial public offering.

(2)	No Investment Department Personnel shall purchase or otherwise acquire, directly or indirectly, any Covered Security in a private placement of that Covered Security without the prior approval of the Ethics Committee. Investment Department Personnel who have been authorized to acquire a Covered Security pursuant to this paragraph 7.b.(2) must disclose that investment if they participate in any subsequent consideration by the Adviser of an investment in the issuer of that Covered Security. The Adviser’s decision to invest in the issuer of that Covered Security should be independently reviewed by Investment Department Personnel with no personal interest in the issuer of the Covered Security.

c.	Portfolio Managers: In addition to 7.a. and b. above, Fund Portfolio Managers are subject to these rules:

(1)	No Portfolio Manager may purchase, sell, or otherwise acquire or dispose of, directly or indirectly, a Covered Security within seven days before or after a trade in that Covered Security by a portfolio that he or she manages.

(2)	Portfolio Managers may not profit from the purchase and sale, sale and purchase, acquisition and disposition, or disposition and acquisition, of the same (or equivalent) Covered Securities within 60 calendar days if such Covered Securities are on the Restricted List.

d.	Related Instruments: When anything in this paragraph 7 prohibits the purchase, sale, acquisition or disposition of a Covered Security, it also prohibits the purchase, sale, acquisition or disposition of any related Covered Securities, such as puts, calls, other options or rights in such Covered Securities and securities based future contracts.

e.	Disgorgement: Any Person who trades in violation of this paragraph 7 must unwind the trade or disgorge the profits.

f.	Exceptions:

(1)	Under unusual circumstances, such as a personal financial emergency, application for an exception may be made to the Ethics Committee, which application may be granted or denied.

(2)	This paragraph 7 shall not apply to non-volitional purchases, sales, or other non-volitional acquisitions and dispositions, such as dividend reinvestment programs, securities received in the demutualization, merger or other liquidation of a company or calls (redemptions), of Covered Securities.

(3)	This paragraph 7 shall not apply to tenders of Covered Securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class.

8.	Procedures

a.	Preclearance:

(1)	No Person, other than an Independent Director, may purchase, sell, or otherwise acquire or dispose of any Covered Security on the Restricted List (other than shares of any Fund) without first obtaining Preclearance from the person or persons designated by the Ethics Committee. No person, other than an Independent Director, shall purchase or otherwise acquire, directly or indirectly, securities in an initial public offering or private placement without obtaining Preclearance as stated above. (Investment Department Personnel are precluded from purchasing or otherwise acquiring, directly or indirectly, Covered Securities in an initial public offering (see Section 7.b.(1)) and are subject to approval of the Ethics Committee prior to purchasing or otherwise acquiring, directly or indirectly, covered securities in a private placement (see Section 7.b.(2).) Preclearances shall be valid for five calendar days from the date when it is granted. Preclearance will not be given while a Covered Security is on the open order list.

The Ethics Committee shall document any decision, and the reasons supporting the decision, to approve the acquisition by a Person of securities in an initial public offering or private placement.

(A.)	This subsection applies to purchases under an automatic share purchase program or dividend reinvestment plan of a publicly held company that may aggregate orders for the open market purchase of its shares, with the result that the execution date of such a purchase may or may not be certain. Any Person wanting to utilize such a plan must obtain Preclearance at the time of initially establishing an account in the plan and at any time a change is made to the amount of the person’s ongoing automatic investment in the plan.

(B.)	Purchases, sales, or other acquisitions or dispositions of FBL Financial Group, Inc. stock (including options, restricted stock, 401(k) transactions, brokerage account transactions, transferring or gifting stock to a charitable organization, tender offers, dividend reinvestment plan transactions, etc.) are exempt from the Preclearance procedures.

(C.)	The Preclearance procedures apply to Related Instruments. Any related Covered Securities, such as puts, calls, other options or rights in such Covered Securities and securities based on future contracts must be precleared in accordance with this subsection.

(D.)	Tenders of Covered Securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all securities of the same class are exempt from the Preclearance procedures.

(2)	Even if a trade is precleared, it is still a Person’s responsibility to ensure that such Person’s trading activity is in compliance with this Code of Ethics and all applicable federal securities laws.

(3)	The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conjunction with Preclearance procedures. When a Person has a limit order outstanding, that Person must continue to preclear the trade until such time as the limit order is executed or cancelled.

b.	Reports - All Persons

Each Person, other than an Independent Director, shall disclose all Covered Securities holdings in which the Person has any direct or indirect beneficial ownership (including dividend reinvestment plans, FBL Financial Group, Inc. stock holdings and Fund share holdings) no later than 10 days following classification as a Person and thereafter on an annual basis and the information must be current as of a date no more than 45 days prior to the date the person became classified as a Person and current as of a date no more than 45 days prior to the date the annual report was submitted, respectively. The holdings report shall set forth the title and type of the Covered Security, including the interest rate and maturity date (if applicable), the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each Covered Security, the broker/dealer or bank through whom the Covered Securities are held and the date the report is submitted.

Each Person is to file a report for each quarter, whether or not he or she had reportable transactions in that quarter. To ensure that the required records are maintained to implement the policies set forth herein:

(1)	Each Person shall report to the Ethics Committee the ownership, purchase, sale or other acquisition or disposition of any Covered Security in which he or she has, or by virtue of such transaction acquires, any Beneficial Ownership; provided, that an Independent Director of a Fund need not report Covered Security ownership, purchases, sales, or other acquisitions and dispositions, except where such Independent Director knew or should have known at the time of his or her transaction that, during a 15-day period immediately preceding or after the date of a transaction in a Covered Security by the Independent Director, such Covered Security is to be, or was, purchased, sold, or otherwise acquired or disposed of by such Fund or such purchase, sale, or other acquisition or disposition is or was considered by the Fund or the Adviser for inclusion in the Fund’s portfolio. This 8.b.(1) shall not apply to non-volitional purchases, sales, or other non-volitional acquisitions and dispositions, such as dividend reinvestment programs or calls (redemptions).

(2)	All such reports shall be in writing, shall be made within thirty days after the close of the calendar quarter in which such transaction was effected, and shall set forth the title of the Covered Security, the date and nature of the transaction, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares or principal amount of Covered Securities involved, the purchase, sale, or other acquisition or disposition price, the broker/dealer or bank through whom the transaction was effected, the extent of such Person’s interest in the transaction and the date the report is submitted. Any new accounts established with an outside brokerage firm during a calendar quarter must also be reported and shall set forth the name of the brokerage firm and date the account was established.

(3)	The Ethics Committee will take whatever action it deems necessary with respect to any Person, other than an Independent Director, who violates any provision of this Code of Ethics; and the Ethics Committee will inform the board of directors (trustees) of any Fund with respect to which such a violation occurs as to the nature of such violation and the action taken by the Ethics Committee. Any information received by the Ethics Committee relating to questionable practices or transactions by an Independent Director of a Fund shall immediately be forwarded to the board of directors (trustees) of such Fund for consideration and the board will take such action as that board, in its sole judgment, shall deem warranted.

c.	Reports - Investment Department Personnel

In addition to the reporting requirements set forth in b. above, all Investment Department Personnel shall direct their brokers to supply to the Ethics Committee duplicate copies of confirmations or monthly brokerage statements.

9.	Research Reports

The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. No Person shall be considered, for purposes herein, of knowing, or being in a position that he or she should have known, that a Covered Security was under consideration for purchase or sale or that such Covered Security had been purchased or sold solely on the basis of receipt of a research report thereon.

10.	Reporting of Violations

Any Supervised Person or Person who becomes aware of a violation of the Code of Ethics, whether it be his or her own violation, or that of another Supervised Person or Person, must promptly report such violation to his/her respective Company’s Chief Compliance Officer for further reporting to the Ethics Committee. The Chief Compliance Officer shall document each violation and any action taken as a result of such violation.

11.	Condition of Employment or Service

All Persons shall conduct themselves at all times in the best interests of Clients. Compliance with the foregoing rules and all applicable federal securities laws shall be a condition of employment or continued affiliation with Clients and the Adviser and Marketing Services, and conduct which is not in accordance therewith shall constitute grounds for actions including termination of employment or removal from office.

12.	Form ADV

The Adviser shall describe this Code in Part II of its Form ADV and will furnish Clients with a copy of this Code upon request.

INVESTMENT CODE OF ETHICS CERTIFICATION

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I acknowledge that I have read the EquiTrust Investment Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. If I am a “Person” as defined in the Code of Ethics, I have disclosed or reported all securities transactions required to be disclosed or reported by this Code of Ethics. I understand the implications involved in violating any part of the Code.

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